EXHIBIT 5.1


April 16, 1998


Acrodyne Communications, Inc.
516 Township Line Road
Blue Bell, PA 19422

Ladies and Gentlemen:

We have acted as counsel to Acrodyne Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-3 (the "Registration Statement"), relating to the registration of 1,440,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") which may be offered from time to time by certain shareholders (the "Selling Shareholders") of the Company. The Shares consist of the following: (i) 800,000 shares of Common Stock previously issued in private placements by the Company, at a purchase price of $2.50 per share, of which (A) 134,400 shares are held by Newlight Associates L.P. ("Newlight"), (B) 225,600 are held by Newlight Associates (B.V.I.) L.P. ("Newlight BVI") and (C) 440,000 are held by Scorpion-Acrodyne Investors LLC ("Scorpion-Acrodyne"); (ii) 50,400 shares of Common Stock which may be issued by the Company to Newlight upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Newlight Warrants"); (iii) 84,600 shares of Common Stock which may be issued by the Company to Newlight BVI upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Newlight BVI Warrants"); (iv) 165,000 shares of Common Stock which may be issued by the Company to Scorpion-Acrodyne upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Scorpion-Acrodyne Warrants");
(v) 200,000 shares of Common Stock which may be issued by the Company to S-A Partners ("S-A") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "S-A Warrants"); (vi) 40,000 shares of Common Stock which may be issued by the Company to Colin Winthrop & Co. Inc. upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Winthrop Warrants"); (vii) 20,000 shares of Common Stock which may be issued by the Company to Eleven Congers Inc. upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "ECI Warrants"); (viii) 20,000 shares of Common Stock which may be issued by the Company to TWL Associates, Inc. upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "TWL Warrants"); (ix) 20,000 shares of Common Stock which may be issued by the Company to Richard Serbin upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Serbin Warrants"); and (x) 40,000 shares of Common Stock which may be issued by the Company to Allen Ginesin upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Ginesin Warrants") and, collectively with the Newlight Warrants, the Newlight BVI Warrants, the Scorpion-Acrodyne Warrants, the S-A Warrants, the Winthrop Warrants, the ECI Warrants, the TWL Warrants and the Serbin Warrants, (the "Warrants").

As such counsel, we have examined copies of (i) the Certificate of Incorporation and Bylaws of the Company, each as in effect as of the date hereof, (ii) the Registration Statement and the exhibits thereto and (iii) the Preliminary Prospectus which forms a part of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, and such documents, records, agreements, instruments, certificates of officers and representatives of the Company and others and have made such examinations of law as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares issued prior to the date hereof have been validly issued and are fully paid and non-assessable and (ii) the Shares to be issued upon exercise of the Warrants (assuming payment of the exercise price of the Warrants) when issued will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN LLP